UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 1, 2014

GILEAD SCIENCES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-19731	94-3047598
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
333 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA
(Address of principal executive offices)
94404
(Zip Code)
(650) 574-3000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFD 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 12, 2014, the European Patent Office (EPO) granted Idenix Pharmaceuticals, Inc. (Idenix)’s European Patent No. 1 523 489 (the ‘489 patent), which corresponds to the Idenix’s U.S. Patent No. 7608600 (‘600 patent) claiming compounds allegedly related to sofosbuvir and their use for treating hepatitis C virus. The same day that the ‘489 patent granted, Gilead Sciences, Inc. (Gilead) filed an opposition with the EPO seeking to revoke the ‘489 patent. Also on that day, Idenix initiated infringement proceedings against Gilead in the United Kingdom (UK), Germany and France alleging that the commercialization of Sovaldi® (sofosbuvir) in those countries would infringe the respective national counterparts of the ‘489 patent. In the UK, a trial was held in October 2014 to determine the issues of infringement and validity of ’489 patent.

On December 1, 2014, the UK court invalidated all claims of the ‘489 patent on multiple grounds. Specifically, the UK court held that the ‘489 patent lacked novelty over Gilead’s prior published patent application claiming the same compounds, the ’489 patent lacked an inventive step because it did not add anything to the knowledge existing at the time and the disclosure in the Idenix’s patent application was insufficient because it did not teach how to make the compounds or show which of the hundreds of billions of compounds claimed would have activity against viruses like the hepatitis C virus. The court also determined that if the ‘489 patent was valid, Gilead’s sale of sofosbuvir would infringe the patent. A corresponding Idenix patent was invalidated in Norway, and Gilead previously prevailed in an interference against Idenix in the U.S. Patent and Trademark Office. In Germany, the court in Düsseldorf has ordered a hearing date of February 3, 2015 to determine the issue of infringement of the Idenix’s German patent. Gilead believes that Idenix’s German patent is invalid for the same reasons as Idenix’s UK and Norwegian patents and for this reason the German court should stay the decision of infringement until the opposition Gilead filed in the EPO has been resolved.

Trials will be held on the corresponding Idenix patents in Canada in January 2015 and Australia in September 2015. A trial date has not been set for the French lawsuit.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GILEAD SCIENCES, INC.
(Registrant)
/s/ Brett A. Pletcher
Brett A. Pletcher Senior Vice President and General Counsel

Date:    December 1, 2014